NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277

Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2008 FIRST QUARTER RESULTS

•	Record quarterly revenues of $23 million, up 63% versus a year ago

•	Diluted EPS of $0.39, up 18% versus a year ago

•	Operating income up 65% versus a year ago

HOUSTON – JUNE 4, 2007 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2008 first quarter ended April 30, 2007.

The Company reported net income of $3.9 million, or $0.39 per diluted share, for the first quarter of fiscal 2008 compared to net income of $3.4 million, or $0.33 per diluted share, for the first quarter of fiscal 2007. Total revenues for the first quarter were $23.0 million compared to $14.1 million in the first quarter of fiscal 2007.

Bill Mitcham, the Company’s President and CEO, stated, “We generated record revenues in our core equipment leasing business and saw strong demand in our equipment manufacturing and sales business, reflecting ongoing strength in worldwide demand for seismic equipment and our expansion into new markets. We reported solid year-over-year earnings growth in the quarter while accruing a full tax rate compared to a negligible tax rate in last year’s first quarter.

“We are pleased to note that our Seamap operations reported sales of over $10 million, which included, as we’ve previously discussed, certain orders that were deferred from the fourth quarter of last year. In addition, our recent investment in new lease pool equipment contributed substantially to first quarter results, and we successfully completed our Sarbanes-Oxley Section 404 compliance during the quarter.”

FIRST QUARTER FISCAL 2008 RESULTS

Total revenues for the first quarter rose 63 percent to $23.0 million from $14.1 million in the same period a year ago. Core revenue from equipment leasing, excluding equipment sales, increased 44 percent to a record $10.1 million from $7.0 million in the same period last year, driven by increased demand for seismic equipment; development and growth in new geographic markets; and expansion of the Company’s lease pool. The equipment that was added to the Company’s lease pool during the fourth quarter of fiscal 2007 contributed significantly to growth in leasing revenues in the first quarter. The Company’s Russian subsidiary had equipment under lease for the full winter season this year, also providing considerable growth in leasing revenue.

Sales of new seismic equipment and hydrographic and oceanographic equipment also benefited from the robust environment as revenues rose 97 percent to $2.2 million from $1.1 million. As expected, sales of lease pool equipment decreased 74 percent to $0.7 million from $2.7 million.

Seamap equipment sales for the first quarter more than tripled to $10.1 million from $3.3 million in the comparable period a year ago, driven by strong demand, particularly for the GunLink, BuoyLink and weight collar product lines, as well as other ancillary equipment. The first quarter included approximately $2.4 million in revenues that had been delayed from the previous fiscal year due to production delays and postponements in the availability of customers’ vessels for equipment installation.

Gross profit in the first quarter was $10.1 million, or 44 percent of revenues, compared to $7.3 million, or 52 percent of revenues in the first quarter a year ago. While gross profit from equipment leasing and Seamap sales increased, overall gross margin declined from a year ago, primarily due to significant sales of lower margin ancillary equipment from Seamap.

General and administrative expenses for the first quarter rose to $4.0 million from $3.5 million in the same period a year ago. The increase is mainly attributable to higher accounting and consulting fees of approximately $0.3 million from Sarbanes-Oxley Section 404 compliance and stock-based compensation expense of approximately $0.2 million.

EBITDA (net income before interest, taxes, depreciation and amortization) for the first quarter was $8.5 million compared to $5.5 million in the same period a year ago. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

OUTLOOK

The Company reaffirms its recent guidance for fiscal 2008 of total revenues ranging between $55 million and $60 million; operating income of $12.5 million to $13.5 million; and an effective tax rate of approximately 34 percent.

CONFERENCE CALL

The Company has scheduled a conference call for Tuesday, June 5, 2007, at 10:00 a.m. Eastern time, to discuss fiscal 2008 first quarter results. To access the call, please dial (303) 262-2211 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through June 12, 2007 and may be accessed by calling (303) 590-3000, and using the passcode 11090738. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future results of operations, demand for the Company’s products and services, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2007 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	April 30,	January 31,
	2007	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,881	$12,582
Accounts receivable, net	18,572	11,823
Current portion of notes receivable, net	1,950	1,787
Inventories	6,852	7,308
Deferred tax asset	528	483
Prepaid expenses and other current assets	2,174	2,003
Total current assets	33,957	35,986
Seismic equipment lease pool and property and equipment, net	36,892	35,432
Intangible assets, net	2,013	2,127
Goodwill	4,358	3,358
Deferred tax asset	435	5,094
Long-term portion of notes receivable and other assets	236	1,305

Total assets	$77,891	$83,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,954	$16,343
Current maturities — long-term debt	1,500	1,500
Income taxes payable	360	328
Deferred revenue	2,107	948
Accrued expenses and other current liabilities	4,339	3,177

Total current liabilities	13,260	22,296
Non-current income taxes payable	1,235	—
Long-term debt	1,500	1,500

Total liabilities	15,995	23,796
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,601 shares issued at April 30 and January 31, 2007	106	106
Additional paid-in capital	68,164	67,385
Treasury stock, at cost (919 shares at April 30 and January 31, 2007)	(4,781)	(4,781)
Accumulated deficit	(6,837)	(6,142)
Accumulated other comprehensive income	5,244	2,938

Total shareholders’ equity	61,896	59,506

Total liabilities and shareholders’ equity	$77,891	$83,302

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	April 30,
	2007	2006
Revenues:
Equipment leasing	$10,081	$7,010
Lease pool equipment sales	717	2,707
Seamap equipment sales	10,058	3,301
Other equipment sales	2,158	1,097

Total revenues	23,014	14,115

Direct costs:
Direct costs — equipment leasing	470	855
Direct costs — lease pool depreciation	2,404	1,740
Cost of equipment sales	10,036	4,223
Total direct costs	12,910	6,818

Gross profit	10,104	7,297
Operating costs:
General and administrative	4,020	3,534
Depreciation and amortization	355	298

Total operating costs	4,375	3,832

Operating income	5,729	3,465
Other income (expense)
Interest, net	78	148
Other, net	2	10

Total other income	80	158
Income before income taxes	5,809	3,623
Provision for income taxes	(1,869)	(184)

Net income	$3,940	$3,439

Net income per common share:
Basic	$0.41	$0.36
Diluted	$0.39	$0.33
Shares used in computing net income per common share:
Basic	9,640	9,563
Diluted	10,166	10,307

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended April 30,
	2007	2006
Cash flows from operating activities:
Net income	$3,940	$3,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,759	2,038
Stock-based compensation	556	297
Provision for inventory obsolescence	50	3
Gross profit from sale of lease pool equipment	(490)	(1,230)
Excess tax benefit from exercise of non-qualified stock options	(219)	—
Deferred tax provision	1,309	—
Changes in:
Trade accounts receivable	(4,425)	(6,764)
Notes receivable	(902)	—
Inventories	581	(1,058)
Income taxes payable	237	160
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,378	791
Prepaid expenses and other current assets	38	13

Net cash provided (used) by operating activities	5,812	(2,311)

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(15,321)	(3,475)
Sales and maturities of short-term investments	—	550
Purchases of property and equipment	(264)	(447)
Acquisition of subsidiary, net of cash acquired	—	(1,000)
Sale of used lease pool equipment	717	2,707
Net cash used in investing activities	(14,868)	(1,665)

Cash flows from financing activities:
Proceeds from borrowings	4,500	—
Payments on borrowings	(4,500)	—
Proceeds from issuance of common stock upon exercise of stock options, net of stock surrendered	4	528
Excess tax benefits from exercise of non-qualified stock options	219	—

Net cash provided by financing activities	223	528

Effect of changes in foreign exchange rates on cash and cash equivalents	132	—

Net decrease in cash and cash equivalents	(8,701)	(3,448)
Cash and cash equivalents, beginning of period	12,582	16,426

Cash and cash equivalents, end of period	$3,881	$12,978

Supplemental cash flow information:
Interest paid	$62	$2
Income taxes paid	$322	—
Non-cash transactions
Accrual of earn-out payment related to acquisition	$1,000	—

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended
	April 30,
	2007	2006
Net income	$3,940	$3,439
Interest income, net	(80)	(158)
Depreciation, amortization and impairment	2,759	2,038
Provision for income taxes	1,869	184

EBITDA (1)	8,488	5,503
Stock-based compensation	556	297

Adjusted EBITDA(1)	$9,044	$5,800

(1)	EBITDA is defined as net income (loss) before (i) interest income, net of interest expense, (ii) provision for (or benefit from) income taxes and (iii) depreciation, amortization and impairment of assets. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

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